EXHIBIT 99.1

Windes & McClaughry
Accountancy Corporation

December 1, 2006

United States
Securities and Exchange Commission
Washington D.C. 20549

Re: Enova Systems, Inc. Form 8-K Filed November 29, 2006

Dear Commissioners:

In accordance with Item 4.02(c)(2) of Form 8-K, Windes & McClaughry hereby provides Enova Systems, Inc. with its response to the representations in Form 8-K filed on November 29, 2006 and provided to Windes & McClaughry on said date. Windes & McClaughry does not agree with some of the statements made in the Form 8-K as set forth below:

On November 13, 2006, Windes & McClaughry notified Enova Systems, Inc. that the Form 10-Q for the quarter ended September 30, 2006 (“Form 10-Q”) had been filed without Windes & McClaughry’s consent. The Form 8-K otherwise accurately describes discussions between Enova Systems, Inc.’s management and Windes & McClaughry regarding completing our procedures and obtaining the remaining documentation.

On November 17, 2006, Windes & McClaughry representatives informed Enova Systems, Inc.’s audit committee, that Enova Systems, Inc. had filed its Form 10-Q without Windes & McClaughry’s authorization, that the financial statements for the quarter ended September 30, 2006 could not be relied upon, and that management needed to take action to prevent future reliance on said filings, including filing a Form 8-K with the Securities and Exchange Commission stating the facts related to the filing and non-consent. Windes & McClaughry representatives also explained to the audit committee the potential consequences of not taking said action, as well as other matters.

On November 22, 2006, following continued discussions between Windes & McClaughry and Enova Systems, Inc. representatives, between the period November 17 and 22, 2006, Windes & McClaughry wrote to Enova Systems, Inc.’s management, again notifying management of the obligation to file the Form 8-K and set forth a deadline for completion of the same as well as a statement of potential consequences that would ensue in the event the Form 8-K was not filed.

Sincerely,

/S/ WINDES & McCLAUGHRY